EXHIBIT 10.11
BALDWIN TECHNOLOGY COMPANY, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
AS APPROVED SEPTEMBER 2010
I	Objective

The purpose of the Baldwin Technology Company, Inc. (the “Company” or “Baldwin”) Management Incentive Compensation Plan (“MICP” or the “Plan”) is to provide a financial incentive (bonus) to key Baldwin employees around the world to work together for the common good of the Company as the Company pursues its strategic business initiatives.
II	MICP Bonus Parameters and Implementation
A.	The fiscal year MICP performance objective will be Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), and payment of an MICP bonus will be based on over-achieving the Company’s fiscal year EBITDA AOP objective.

B.	All MICP participants’ target bonus opportunities will be based on total group fiscal year EBITDA performance as determined by the Company’s consolidated fiscal year financials.

C.	The fiscal year MICP pool of participants will be approximately sixty (65) employees (11% of worldwide employee base) and there are seven bonus percentage classifications ranging from 7.5% to 50%. A participant is eligible to participate in the MICP at a target bonus percentage of his/her base salary in effect on July 1st of the given fiscal year. This percentage, when multiplied by the participant’s base salary, is his/her 100% target bonus opportunity.

D.	Fiscal year MICP bonus payments will be earned upon performing at specific fiscal year EBITDA levels that exceed the Company’s AOP EBITDA target. The bonus opportunity for each MICP participant will begin at twenty percent (20%) of his/her 100% target bonus opportunity for over-achieving the AOP EBITDA target by 10%, and will increase in 10% increments for each specific EBITDA performance level up to a maximum bonus opportunity for each participant of one hundred fifty percent (150%) of the participant’s 100% total bonus opportunity for over-achieving the AOP EBITDA target by 138%.

E.	The expense of the MICP bonus to be paid will be included in the operating expenses when calculating whether or not the fiscal year objective has been over-achieved and a bonus earned.
III	Administrative
A.	New Participants

Any newly hired, promoted or transferred employee who was not in the MICP Plan and becomes eligible as a result of being hired, promoted or transferred will participate in the MICP on a pro-rated basis from the date of such occurrence. All new participants must be approved by the President & CEO and Chief Financial Officer of Baldwin Technology Company, Inc.

B.	Termination, Retirement or Death

Unless otherwise stipulated in a participant’s employment agreement (which employment agreement has been approved by the Compensation Committee of the Board of Directors of the Company), a participant who terminates voluntarily or is terminated for just cause

(or summary dismissal) prior to a payout of any bonus under this Plan as outlined in Section IV (C) below, will not receive payment under this Plan. In the case of retirement or death or involuntary termination of a participant before the fiscal year-end of the bonus plan year, payment will be made on a pro-rated basis consistent with the time such employee worked during the fiscal year.

C.	Payout

At fiscal year-end, actual financial performance results will be compared to the performance criteria, and the payout for each participant will be calculated using the foreign exchange rate in effect on June 30th of that fiscal year. Any payout from the Plan will occur with the first eligible pay period following the year-end earnings release, but no later than December 31st following the end of the fiscal year.

D.	Plan Changes

Unless otherwise stipulated in a participant’s employment agreement (which employment agreement has been approved by the Compensation Committee of the Board of Directors of the Company), all information contained herein including the MICP targets and the payout of bonuses (either as a whole or individually) under this Plan may be changed as considered appropriate (for matters such as acquisitions, etc.) at the sole discretion of the President & Chief Executive Officer (CEO) of the Company, provided that changes to the Plan must be approved by the Compensation Committee of the Board of Directors of the Company.

E.	Change of Control

In the event of involuntary separation of a participant within ninety (90) days of a Change of Control in the Company’s ownership, payment will be made on a pro-rata basis consistent with the time such participant worked during the fiscal year.

F.	Authorized Bonus Plan

This Management Incentive Compensation Plan is the only authorized bonus plan of Baldwin Technology Company, Inc. To the extent that any other bonus plans or agreements to pay an employee a bonus exist, based on corporate, business unit, personal, etc. performance, they must be communicated to the Director of Human Resources of Baldwin Technology Company, Inc, who will determine the appropriate effect of those plans and eligibility of their participants for the MICP.